Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated December 11, 2008 with respect to the consolidated financial statements and financial statement schedules (which report expressed an unqualified opinion and contains explanatory paragraphs related to the adoption of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, effective October 1, 2007, and the adoption of the recognition and disclosure provisions of Financial Accounting Standards Board Statement No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans: an amendment of FASB Statements No. 87, 88, 106 and 132(R), effective September 30, 2007) and with respect to internal control over financial reporting of Griffon Corporation and subsidiaries, included in the Annual Report on Form 10-K for the year ended September 30, 2008 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP

Melville, New York
February 9, 2009